Exhibit 99.1

XPO Logistics Announces Fourth Quarter and Full Year 2013 Results

Meets 2013 targets of positive EBITDA for the quarter and $1 billion revenue run rate

Generates significant gross margin percentage improvement in all business units

Provides 2014 outlook and increases targets for 2017

GREENWICH, Conn. — February 24, 2014 — XPO Logistics, Inc. (NYSE: XPO) today announced financial results for the fourth quarter and full year 2013.

For the fourth quarter of 2013, total revenue increased 137.1% year-over-year to $257.2 million. Gross margin dollars increased 238.8% to $53.1 million, and gross margin percentage increased by 620 basis points to 20.6%.

The company reported a net loss of $10.6 million for the quarter, compared with a net loss of $9.3 million for the same period in 2012. The net loss available to common shareholders was $11.3 million, or a loss of $0.37 per diluted share, compared with a net loss of $10.1 million, or a loss of $0.57 per diluted share, for the same period in 2012.

Earnings (loss) before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure, improved dramatically year-over-year. EBITDA was a gain of $343,000 for the quarter, compared with a loss of $9.9 million for the same period in 2012. EBITDA for the fourth quarters of 2013 and 2012 reflects $1.4 million and $913,000 of non-cash share-based compensation, respectively. A reconciliation of EBITDA to net income is provided in the attached financial tables.

The company had approximately $358 million of cash as of February 21, 2014.

Provides 2014 Outlook and Updates Long-Term Targets

The company provided the following financial targets for 2014:

•	An annual revenue run rate of at least $2.75 billion by December 31;

•	An annual EBITDA run rate of at least $100 million by December 31; and

•	At least $400 million of acquired historical annual revenue, excluding the Pacer International acquisition.

The company updated its financial targets for the full year 2017:

•	Revenue of approximately $7.5 billion; and

•	EBITDA of approximately $425 million.

CEO Comments

Bradley Jacobs, chairman and chief executive officer of XPO Logistics, said, “For the second straight quarter, we increased our gross margin percentage in every one of our business units. Our freight brokerage operations improved gross margin by 110 basis points year-over-year, excluding the benefit of our last-mile acquisitions. And our expedited transportation and freight forwarding units both generated double-digit growth in profitability. We achieved our company-wide targets of positive EBITDA in the quarter and an annual revenue run rate exceeding $1 billion.

“Our multi-modal service offering is now one of the strongest in the industry, with leading positions in some of the fastest-growing areas of logistics. Our acquisitions of Optima Service Solutions and NLM in the fourth quarter, and our recent agreement to acquire Pacer International, have strengthened our positions in last-mile logistics, expedite and intermodal. In freight brokerage, the largest component of our 2013 revenue, we grew the business into the fourth largest provider in North America through acquisitions, cold-starts and recruitment. Our brokerage cold-starts are now on a combined revenue run rate of over $150 million – more than two and a half times the $60 million run rate of a year ago.”

Jacobs continued, “By year-end, we expect to almost triple our current revenue run rate and attain an EBITDA run rate of at least $100 million. Given the growth embedded in our model, we’re now targeting $7.5 billion in revenue and $425 million in EBITDA for 2017.”

Fourth Quarter 2013 Results by Business Unit

•	Freight brokerage: The company’s freight brokerage business generated total revenue of $215.2 million for the quarter, a 202.5% increase from the same period in 2012. Gross margin percentage was 21.3% for the quarter, compared with 13.4% for the same period in 2012, an improvement of 790 basis points. Gross margin percentage for freight brokerage has improved year-over-year in five of the last six quarters. The year-over-year increases in revenue and gross margin percentage were primarily driven by the acquisitions of 3PD, Inc. and Optima Service Solutions last-mile operations, which typically generate a higher gross margin percentage than truckload brokerage, as well as prior acquisitions and growth of the company’s brokerage cold-start locations. Excluding last-mile results, freight brokerage gross margin improved 110 basis points versus the same period in 2012. Fourth quarter operating income was $801,000, compared with a loss of $2.5 million a year ago, reflecting the acquisition of 3PD and Optima, partially offset by an increase in SG&A costs for sales force expansion, technology and training.

•	Expedited transportation: The company’s expedited transportation business generated total revenue of $26.4 million for the quarter, a 19.4% increase from the same period in 2012. Gross margin percentage was 17.5% for the quarter, compared with 16.5% for the same period in 2012, an improvement of 100 basis points. The year-over-year increase in gross margin percentage primarily reflects lower direct expenses, partially offset by the addition of lower-margin expedited air charter revenue from the acquisition of East Coast Air Charter in 2013. Fourth quarter operating income was $1.5 million, compared with $988,000 a year ago, primarily reflecting the increase in gross margin.

•	Freight forwarding: The company’s freight forwarding business generated total revenue of $18.5 million for the quarter, flat from the same period in 2012. Gross margin percentage was 14.3% for the quarter, an improvement of 80 basis points, compared with 13.5% for the same period in 2012. The increase in gross margin percentage was primarily due to higher revenue from company-owned locations. Fourth quarter operating income was $744,000, compared with $454,000 a year ago.

•	Corporate: Corporate SG&A expense for the fourth quarter of 2013 was $11.6 million, compared with $10.1 million for the fourth quarter of 2012. Corporate SG&A includes $1.2 million, or $0.8 million after-tax, of acquisition-related costs; and $1.0 million, or $0.6 million after-tax, of litigation costs.

Appoints Chris Healy to Lead Expedited Transportation Unit

Chris Healy has been appointed as president of the company’s four expedited operations: Express-1, XPO NLM, XPO Air Charter and the Gainesville, Ga., expedited office. Healy is a 30-year veteran of the transportation industry with deep experience in expedited services. His career has included senior positions with Active Aero Charter, Boyd Brothers Transportation, Caliber Logistics (now FedEx Supply Chain Services) and Roberts Express (now FedEx Custom Critical).

Opens Freight Forwarding Cold-starts

The company announced the addition of two cold-start locations to its freight forwarding network: Salt Lake City, Utah, opened in December 2013, and Seattle, Wash., opened in February 2014.

Full Year 2013 Operational Highlights

During 2013, the company:

•	Built XPO into the fourth largest freight brokerage firm, the largest provider of last-mile logistics for heavy goods, and the largest manager of expedited shipments, with a new foothold in managed transportation;

•	Grew the number of deliveries facilitated per day to more than 20,000;

•	Opened three freight brokerage cold-starts in Cincinnati, Ohio; Richmond, Va.; and Houston, Texas – the company’s 10 freight brokerage cold-starts are currently on an annual revenue run rate of more than $150 million;

•	Completed six acquisitions: East Coast Air Charter, Covered Logistics, Interide Logistics, 3PD, Optima Service Solutions and NLM;

•	Rebranded the freight forwarding business unit as XPO Global Logistics and opened five cold-starts in Nashville, Tenn.; Montreal, Quebec; Orlando, Fla.; Dallas, Texas; and Salt Lake City, Utah; and

•	Enhanced XPO technology with new algorithms for pricing and carrier procurement, customer and carrier portals, and analytic capabilities for truckload market conditions; and acquired strong technologies for customer experience management (3PD) and managed transportation (NLM).

In January 2014, the company agreed to acquire Pacer International, the third largest provider of intermodal services in North America, and the largest provider of intermodal services to the fast-growing cross-border Mexico market.

Full Year 2013 Financial Results

For the full year 2013, the company reported total revenue of $702.3 million, a 152.1% increase from 2012.

Consistent with the company’s previously announced strategy, investments in long-term growth impacted results. Net loss for the full year 2013 was $48.5 million, compared with a net loss of $20.3 million for 2012. The company reported a full year 2013 net loss available to common shareholders of $51.5 million, or a loss of $2.26 per diluted share, compared with a net loss of $23.3 million, or a loss of $1.49 per diluted share, for 2012. These results reflect a $10.3 million tax benefit related to the release of a valuation allowance; $3.1 million, or $1.9 million after-tax, in accelerated amortization of intangible assets related to the rebranding of the freight forwarding business; and $3.0 million, or $1.9 million after-tax, for a commitment fee related to an undrawn debt funding option for the 3PD transaction.

EBITDA for the full year 2013 was a loss of $32.0 million, compared with a loss of $25.6 million for 2012, primarily reflecting planned investments in scale, including a significant increase in sales headcount year-over-year. EBITDA for 2013 reflects $6.5 million, or $4.9 million after-tax, of acquisition-related costs; $4.9 million, or $3.1 million after-tax, of litigation costs; and $4.7 million of non-cash compensation.

Conference Call

The company will hold a conference call on Tuesday, February 25, 2014, at 8:30 a.m. Eastern Time. Participants can call toll-free (from U.S./Canada) 1-800-447-0521; international callers dial +1-847-413-3238. A live webcast of the conference will be available on the investor relations area of the company’s website,

www.xpologistics.com/investors. The conference will be archived until March 27, 2014. To access the replay by phone, call toll-free (from U.S./Canada) 1-888-843-7419; international callers dial +1-630-652-3042. Use participant passcode 36474327.

About XPO Logistics, Inc.

XPO Logistics, Inc. (NYSE: XPO) is one of the fastest growing providers of transportation logistics services in North America: the fourth largest freight brokerage firm, the largest provider of heavy goods, last-mile logistics, and the largest manager of expedited shipments, with growing positions in intermodal, less-than-truckload brokerage, global freight forwarding and managed transportation. The company facilitates more than 20,000 deliveries a day throughout the U.S., Mexico and Canada.

XPO Logistics currently has 94 locations and over 2,200 employees operating in the United States and Canada. Its three business units – freight brokerage, expedited transportation and freight forwarding – use relationships with ground, sea and air carriers to serve more than 9,500 customers in the manufacturing, industrial, retail, commercial, life sciences and government sectors. The company has approximately 400 trucks under exclusive contract and over 24,000 additional relationships with carriers that provide capacity. For more information: www.xpologistics.com

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined under Securities and Exchange Commission (“SEC”) rules, such as earnings (loss) before interest, taxes, depreciation and amortization (“EBITDA”) for the quarters and 12-month periods ended December 31, 2013, and December 31, 2012. As required by SEC rules, we provide reconciliations of these measures to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”), which are set forth in the attachments to this release. We believe that EBITDA improves comparability from period to period by removing the impact of our capital structure (interest expense from our outstanding debt), asset base (depreciation and amortization) and tax consequences. In addition to its use by management, we believe that EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of companies in our industry. Other companies may calculate EBITDA differently, and therefore our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA is not a measure of financial performance or liquidity under GAAP and should not be considered in isolation or as an alternative to net income, cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from EBITDA are significant and necessary components of the operations of our business, and, therefore, EBITDA should only be used as a supplemental measure of our operating performance.

Forward-looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, XPO’s financial targets for full year 2014 and full year 2017 and the anticipated closing date and expected impact of the acquisition of Pacer International. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by XPO in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors XPO believes are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, those discussed in XPO’s and Pacer’s filings with the SEC and the following: economic conditions generally; competition; XPO’s ability to find other suitable acquisition candidates and execute its acquisition strategy; the expected impact of the acquisition of Pacer, including the expected impact on XPO’s results of operations; the ability to obtain the requisite regulatory approvals, Pacer shareholder approval and the satisfaction of other conditions to consummation of the transaction; the ability to realize anticipated synergies and cost savings; XPO’s ability to raise debt and equity capital; XPO’s ability to attract and retain key employees to execute its growth strategy, including retention of Pacer’s management team; litigation, including litigation related to misclassification of independent contractors; the ability to develop, implement and maintain a suitable information technology system; the ability to maintain positive relationships with XPO’s and Pacer’s networks of third-party transportation providers; the ability to retain XPO’s and Pacer’s largest customers; XPO’s ability to successfully integrate Pacer and other acquired businesses; and governmental regulation. All forward-looking statements set forth in this document are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, XPO, Pacer or their respective businesses or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and XPO undertakes no obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events except to the extent required by law.

Investor Contact:

XPO Logistics, Inc.

Tavio Headley, +1-203-930-1602

tavio.headley@xpologistics.com

Media Contacts:

Brunswick Group

Gemma Hart, Darren McDermott, +1-212-333-3810

XPO Logistics, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenue	$257,231	$108,503	$702,303	$278,591
Expenses
Direct expense	204,159	92,840	578,796	237,765

Gross margin	53,072	15,663	123,507	40,826
Sales general and administrative expense	61,596	26,755	175,832	68,790

Operating loss	(8,524)	(11,092)	(52,325)	(27,964)

Other expense	185	44	478	363
Interest expense	5,584	3,177	18,169	3,207

Loss before income tax provision	(14,293)	(14,313)	(70,972)	(31,534)
Income tax benefit	(3,694)	(4,994)	(22,442)	(11,195)

Net loss	(10,599)	(9,319)	(48,530)	(20,339)
Cumulative preferred dividends	(743)	(743)	(2,972)	(2,993)

Net loss available to common shareholders	$(11,342)	$(10,062)	$(51,502)	$(23,332)

Basic loss per share
Net loss	$(0.37)	$(0.57)	$(2.26)	$(1.49)
Diluted loss per share
Net loss	$(0.37)	$(0.57)	$(2.26)	$(1.49)
Weighted average common shares outstanding
Basic weighted average common shares outstanding	30,423	17,702	22,752	15,694
Diluted weighted average common shares outstanding	30,423	17,702	22,752	15,694

XPO Logistics, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	December 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$21,524	$252,293

Restricted cash	2,141	—
Accounts receivable, net of allowances of $3,539 and $603, respectively	134,227	61,245
Prepaid expenses	3,935	1,555
Deferred tax asset, current	3,041	1,406
Income tax receivable	1,504	2,569
Other current assets	5,800	1,866

Total current assets	172,172	320,934

Property and equipment, net of $11,803 and $5,323 in accumulated depreciation, respectively	56,571	13,090
Goodwill	363,448	55,947
Identifiable intangible assets, net of $15,411 and $4,592 in accumulated amortization, respectively	185,179	22,473
Deferred tax asset, long-term	72	—
Other long-term assets	2,799	764

Total long-term assets	608,069	92,274

Total assets	$780,241	$413,208

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$43,111	$22,108
Accrued salaries and wages	11,741	3,516
Accrued expenses, other	37,769	21,123
Current maturities of long-term debt	2,028	491
Other current liabilities	4,684	1,789

Total current liabilities	99,333	49,027

Convertible senior notes	106,268	108,280
Revolving credit facility and other long-term debt, net of current maturities	75,373	676
Deferred tax liability, long term	15,200	6,781
Other long-term liabilities	28,224	3,385

Total long-term liabilities	225,065	119,122

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares; 74,175 shares issued and outstanding	42,737	42,794
Common stock, $.001 par value; 150,000,000 shares authorized; 30,583,073 and 18,002,985 shares issued, respectively; and 30,538,073 and 17,957,985 shares outstanding, respectively	30	18
Additional paid-in capital	524,972	262,641
Treasury stock, at cost, 45,000 shares held	(107)	(107)
Accumulated deficit	(111,789)	(60,287)

Total stockholders’ equity	455,843	245,059

Total liabilities and stockholders’ equity	$780,241	$413,208

XPO Logistics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended
	December 31,
	2013	2012	2011
Operating activities
Net (loss) income	$(48,530)	$(20,339)	$759
Adjustments to reconcile net (loss) income to net cash from operating activities
Provisions for allowance for doubtful accounts	2,596	916	219
Depreciation and amortization	20,795	2,713	1,240
Stock compensation expense	4,746	4,398	1,180
Accretion of debt	5,973	1,475	—
Other	1,307	26	12
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(36,975)	(13,755)	1,627
Deferred tax expense	(22,673)	(8,260)	(327)
Income tax receivable	96	(1,556)	239
Prepaid expense and other current assets	(3,035)	824	425
Other long-term assets	18	(276)	97
Accounts payable	(8,283)	(2,585)	(191)
Accrued expenses and other liabilities	17,663	12,143	1,331

Cash flows (used) provided by operating activities	(66,302)	(24,276)	6,611

Investing activities
Acquisition of businesses, net of cash acquired	(458,794)	(57,236)	—
Payment for purchases of property and equipment	(11,585)	(6,981)	(754)
Other	125	—	13

Cash flows used by investing activities	(470,254)	(64,217)	(741)

Financing activities
Proceeds from issuance of preferred stock, net of issuance costs	—	—	71,628
Proceeds from issuance of convertible senior notes, net	—	138,504	—
Proceeds from borrowing on revolving debt facility, net of issuance costs	73,349	—	—
Proceeds from stock offering, net	239,496	136,961	—
Dividends paid to preferred stockholders	(2,972)	(3,000)	(375)
Other	(4,086)	(5,686)	(3,677)

Cash flows provided by financing activities	305,787	266,779	67,576

Net (decrease) increase in cash	(230,769)	178,286	73,446
Cash and cash equivalents, beginning of period	252,293	74,007	561

Cash and cash equivalents, end of period	$21,524	$252,293	$74,007

Supplemental disclosure of cash flow information:

Cash paid for interest	12,387	22	110
Cash paid for income taxes, net of cash receipts	243	247	233
Equity portion of acquisition purchase price	10,446	—	—

Freight Brokerage

Summary Financial Table

(In thousands)

	Three Months Ended December 31,				Year Ended December 31,
	2013	2012	$ Variance	Change %	2013	2012	$ Variance	Change %
Revenue	$215,183	$71,146	$144,037	202.5%	$541,389	$125,121	$416,268	332.7%
Direct expense
Transportation services	169,253	61,379	107,874	175.8%	444,719	108,507	336,212	309.9%
Other direct expense	119	245	(126)	-51.4%	575	489	86	17.6%

Total direct expense	169,372	61,624	107,748	174.8%	445,294	108,996	336,298	308.5%

Gross margin	45,811	9,522	36,289	381.1%	96,095	16,125	79,970	495.9%

SG&A expense
Salaries & benefits	24,784	8,778	16,006	182.3%	64,873	15,171	49,702	327.6%
Other SG&A expense	8,638	1,734	6,904	398.2%	20,189	3,590	16,599	462.4%
Purchased services	3,501	672	2,829	421.0%	7,563	1,695	5,868	346.2%
Depreciation & amortization	8,087	810	7,277	898.4%	14,892	1,223	13,669	1117.7%

Total SG&A expense	45,010	11,994	33,016	275.3%	107,517	21,679	85,838	395.9%

Operating income (loss)	$801	$(2,472)	$3,273	-132.4%	$(11,422)	$(5,554)	$(5,868)	105.7%

Freight Brokerage

Key Data

(In thousands, except personnel data)

	3 Mos Ended	3 Mos Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
Revenues
Truckload, LTL, and Intermodal	$121,749	$71,146	$401,420	$125,121
Last Mile	93,434	—	139,969	—

Total Revenue	$215,183	$71,146	$541,389	$125,121

Gross Margin
Truckload, LTL, and Intermodal	$17,709	$9,522	$54,785	$16,125
Last Mile	28,102	—	41,310	—

Total Gross Margin	$45,811	$9,522	$96,095	$16,125

Gross Margin %
Truckload, LTL, and Intermodal	14.5%	13.4%	13.6%	12.9%
Last Mile	30.1%	—	29.5%	—

Overall Gross Margin %	21.3%	13.4%	17.7%	12.9%

Freight Brokerage personnel (end of period)	1,753	594

Note: Employee totals are as of period end, and primarily include the positions of shipper sales, carrier procurement and brokerage operations, and reflect the impact of recruitment and acquisitions.

Expedited Transportation

Summary Financial Table

(In thousands)

	Three Months Ended December 31,				Year Ended December 31,
	2013	2012	$ Variance	Change %	2013	2012	$ Variance	Change %
Revenue	$26,397	$22,102	$4,295	19.4%	$101,817	$94,008	$7,809	8.3%
Direct expense
Transportation services	21,086	17,381	3,705	21.3%	81,532	73,376	8,156	11.1%
Other direct expense	692	1,065	(373)	-35.0%	3,111	3,738	(627)	-16.8%

Total direct expense	21,778	18,446	3,332	18.1%	84,643	77,114	7,529	9.8%

Gross margin	4,619	3,656	963	26.3%	17,174	16,894	280	1.7%

SG&A expense
Salaries & benefits	1,932	1,673	259	15.5%	7,786	6,613	1,173	17.7%
Other SG&A expense	460	608	(148)	-24.3%	2,047	2,121	(74)	-3.5%
Purchased services	208	308	(100)	-32.5%	955	1,015	(60)	-5.9%
Depreciation & amortization	493	79	414	524.1%	1,182	320	862	269.4%

Total SG&A expense	3,093	2,668	425	15.9%	11,970	10,069	1,901	18.9%

Operating income	$1,526	$988	$538	54.5%	$5,204	$6,825	$(1,621)	-23.8%

Note: Total depreciation and amortization for the Expedited Transportation operating segment included in both direct expense and SG&A, was $530,000 and $130,000 for the three-months ended December 31, 2013 and 2012, respectively, and $1,351,000 and $524,000 for the years ended December 31, 2013 and 2012, respectively.

Freight Forwarding

Summary Financial Table

(In thousands)

	Three Months Ended December 31,				Year Ended December 31,
	2013	2012	$ Variance	Change %	2013	2012	$ Variance	Change %
Revenue	$18,455	$18,463	$(8)	0.0%	$73,154	$67,692	$5,462	8.1%
Direct expense
Transportation services	14,018	13,804	214	1.6%	55,611	50,381	5,230	10.4%
Station commissions	1,761	2,120	(359)	-16.9%	7,168	9,321	(2,153)	-23.1%
Other direct expense	34	54	(20)	-37.0%	137	182	(45)	-24.7%

Total direct expense	15,813	15,978	(165)	-1.0%	62,916	59,884	3,032	5.1%

Gross margin	2,642	2,485	157	6.3%	10,238	7,808	2,430	31.1%

SG&A expense
Salaries & benefits	1,457	1,280	177	13.8%	6,026	4,050	1,976	48.8%
Other SG&A expense	338	407	(69)	-17.0%	1,386	1,479	(93)	-6.3%
Purchased services	33	203	(170)	-83.7%	344	597	(253)	-42.4%
Depreciation & amortization	70	141	(71)	-50.4%	3,477	574	2,903	505.7%

Total SG&A expense	1,898	2,031	(133)	-6.5%	11,233	6,700	4,533	67.7%

Operating income	$744	$454	$290	63.9%	$(995)	$1,108	$(2,103)	-189.8%

XPO Corporate

Summary of Selling, General & Administrative Expense

(In thousands)

	Three Months Ended December 31,				Year Ended December 31,
	2013	2012	$ Variance	Change %	2013	2012	$ Variance	Change %
SG&A expense
Salaries & benefits	$6,852	$3,780	$3,072	81.3%	$21,947	$13,445	$8,502	63.2%
Other SG&A expense	946	1,691	(745)	-44.1%	5,737	4,425	1,312	29.6%
Purchased services	3,432	4,422	(990)	-22.4%	16,353	12,082	4,271	35.4%
Depreciation & amortization	366	168	198	117.9%	1,075	391	684	174.9%

Total SG&A expense	$11,596	$10,061	$1,535	15.3%	$45,112	$30,343	$14,769	48.7%

Note: Intercompany eliminations included revenue of $2.8 million and $3.2 million for the three-months ended December 31, 2013 and 2012, respectively, as well as revenue of $14.1 million and $8.2 million for the years ended December 31, 2013 and 2012, respectively.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of EBITDA to Net Loss

(In thousands)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2013	2012	Change %	2013	2012	Change %
Net loss available to common shareholders	$(11,342)	$(10,062)	12.7%	$(51,502)	$(23,332)	120.7%
Preferred dividends	(743)	(743)	0.0%	(2,972)	(2,993)	-0.7%

Net loss	(10,599)	(9,319)	13.7%	(48,530)	(20,339)	138.6%

Interest expense	5,584	3,177	75.8%	18,169	3,207	466.5%
Income tax benefit	(3,694)	(4,994)	-26.0%	(22,442)	(11,195)	100.5%
Depreciation and amortization	9,052	1,198	655.6%	20,795	2,713	666.5%

EBITDA	$343	$(9,938)	-103.5%	$(32,008)	$(25,614)	25.0%

Note: Please refer to the “Non-GAAP Financial Measures” section of the press release.

XPO Logistics, Inc.

Consolidated Calculation of Diluted Weighted Shares Outstanding

	Three Months Ended		Year Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Basic common stock outstanding	30,422,675	17,701,679	22,752,320	15,694,430

Potentially Dilutive Securities:
Shares underlying the conversion of preferred stock to common stock	10,602,950	10,522,399	10,607,309	10,695,326
Shares underlying the conversion of the convertible senior notes	8,257,207	8,575,577	8,623,331	2,238,758
Shares underlying warrants to purchase common stock	7,341,629	5,548,022	6,900,642	5,717,284
Shares underlying stock options to purchase common stock	438,910	447,545	356,815	473,421
Shares underlying restricted stock units	427,409	237,453	367,183	249,139

	27,068,106	25,330,996	26,855,280	19,373,928

Diluted weighted shares outstanding	57,490,781	43,032,675	49,607,600	35,068,358

Note: For dilution purposes, GAAP requires diluted shares to be reflected on a weighted average basis, which takes into account the portion of the period in which the diluted shares were outstanding. The table above reflects the weighted average diluted shares for the periods presented. The impact of this dilution was not reflected in the earnings per share calculations on the Consolidated Statements of Operations because the impact was anti-dilutive. The treasury method was used to determine the shares underlying the warrants to purchase common stock with an average closing market price of common stock of $22.27 per share and $14.52 per share for the three months ended December 31, 2013 and 2012, respectively, and $19.69 per share and $15.01 per share for the years ended December 31, 2013 and 2012, respectively.